Exhibit 99.1

CONTACT:

NaPro BioTherapeutics, Inc.                         Burns McClellan, Inc.
Gordon Link                                         Stephanie Diaz (investors)
VP and Chief Financial Officer                      (415) 352-6262
Tel: (303) 530-3891                                 Justin Jackson (media)
                                                     (212) 213-0006
For Immediate Release

NAPRO AMENDS TERMS OF CONVERTIBLE PREFERRED STOCK

Boulder Colo., June 23, 1999 - NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced that it has reached agreement with the holder of its Series C Convertible Preferred Stock to increase the permitted redemption up to $2.0 million face value of preferred shares at a price of 140% of face. In addition, during the period from June 1, 1999 through August 15, 1999, the holder of the Preferred Stock has agreed to limit the number of preferred shares exchanged for NaPro Common Stock on a cumulative basis to that which would result in the issuance of 300,000 shares of Common Stock per calendar month. In return for these concessions, NaPro has reduced the exercise price of the 175,000 warrants issued to the holder from $2.50 per share to $2.00 per share and has agreed to provide for a recalculation of the maximum conversion price for the Preferred Stock based upon the closing bid price of the Common Stock for the 20 trading day periods before and after August 16, 1999. The face value of the outstanding shares of the Series C Convertible Preferred Stock is $3,047,000 and the current outstanding prinicipal balance of the Senior Convertible Notes is $1,940,000.

NaPro continues negotiations that may lead to the selection of one or more marketing and development partners for its paclitaxel program. Although NaPro may complete these negotiations soon, there can be no assurance that the negotiations will lead to an agreement soon, if ever.

In commenting on the amendment of the agreements with the holder of NaPro's Preferred Stock, Sterling K. Ainsworth, Ph.D., President and CEO of NaPro BioTherapeutics, Inc. said, "This agreement with our preferred holder permits NaPro to redeem a significant portion of these convertible securities if it is in the best interest of the Company to do so. In addition, it provides some limits on the number of new common shares entering the market while we continue our ongoing negotiations with potential new partners."

NaPro, headquartered in Boulder, Colorado, is a biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals.

Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "intends", "may", "should", "anticipates", "expected" or comparable terminology or by discussions of strategies or trends. Although NaPro believes that the expectations reflected in such forward-looking statements are reasonable; it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those described in such forward-looking statements, and NaPro disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward looking statements include the prospects for NaPro's redemption of the Series C Preferred Stock and for success of NaPro's negotiations for one or more new development and marketing partners. Among the factors that could affect matters are all aspects of competition from Bristol-Myers Squibb Company and other producers of paclitaxel and other drugs, delays with regulatory authorities, limitations on the ability to market NaPro paclitaxel because of the intellectual property rights of third parties, and other factors discussed in NaPro's periodic and other filings with the Securities and Exchange Commission.